Exhibit 99.1

FOR IMMEDIATE RELEASE

ESSEX RENTAL CORP. REPORTS 2011 THIRD QUARTER RESULTS

BUFFALO GROVE, IL – November 8, 2011 – Essex Rental Corp. (Nasdaq: ESSX) ("Essex") today announced its unaudited consolidated results for the third quarter ended September 30, 2011.

Third Quarter 2011 Highlights
•
On a sequential quarter basis, crawler crane utilization increased to 39.5% for the quarter ended September 30, 2011 from 38.6% for the quarter ended June 30, 2011 and average crawler crane rental rates increased by $521 to $15,868 from $15,347;

•
Crawler crane utilization decreased slightly to 39.5% for the three month period ended September 30, 2011 from 40.2% for the quarter ended September 30, 2010 and average monthly crawler crane rental rates decreased marginally by $269 to $15,868 from $16,137.  Excluding levee related cranes, crawler crane utilization increased to 39.1% for the three month period ended September 30, 2011 compared to 34.4% for the same period in the prior year;

•	For the quarter ended September 30, 2011, utilization was in excess of 60.0% for both our rough terrain cranes and our boom truck fleet;
•	Utilization rates for our self erecting tower cranes increased by nearly 7.9% on a quarter over quarter basis
•	New, used and rental equipment sales totaled $5.8 million in the 2011 third quarter, a 9.1% increase on a sequential quarter basis; and
•
EBITDA, excluding approximately $0.7 million for non cash compensation and one-time acquisition related expenses increased by 69.6% to $3.0 million in the 2011 third quarter versus $1.7 million in the prior quarter ended June 30, 2011.

CEO Comments

Ron Schad, President and CEO of Essex stated, “We continue to experience modest growth in our crawler crane fleet on a quarter over quarter basis. Rental rates remain stable, as they have been for the last several quarters. We are cautiously optimistic about continuing utilization improvements in boom trucks and certain categories of our rough terrain crane and tower crane fleets. Certain classes of our rough terrain and boom truck fleets are at utilization levels that we believe will allow us to raise rental rates in the foreseeable future. The implementation of our IT systems at Coast, which went live on August 1st, is now providing us with the necessary data to more effectively manage price and utilization of the Coast rental fleet, which we believe will allow us to benefit from the inherent operating leverage in our business over the coming quarters.”

Third Quarter 2011 Overview

Equipment rentals segment revenues, which represent 61.9% of total revenues, were $14.4 million for the three months ended September 30, 2011, versus $14.6 million for the three months ended June 30, 2011.  Equipment rentals segment revenues include rental, transportation, used rental equipment sales and repairs and maintenance of rental equipment.   The modest sequential quarter decrease in equipment rentals segment revenues was primarily due to a decline in transportation, equipment repairs and maintenance and used rental equipment sale revenues, which were partially offset by a $0.5 million increase in rental revenues.  Proceeds from used rental equipment sales were used to purchase new rough terrain cranes and boom trucks, as we are growing these asset classes within of our rental equipment fleet.

Equipment distribution revenue, which includes the retail distribution of new and used equipment, but excludes the proceeds received from the sale of used rental equipment, was $4.8 million for the three months ended September 30, 2011, a $1.2 million or 32.9% increase compared to $3.6 million for the three months ended June 30, 2011. Equipment distribution revenue was 20.5% of total revenues for the three months ended September 30, 2011 as compared to 16.1% of total revenues for the three months ended June 30, 2011.  While the timing of new equipment sales are inherently unpredictable, we continue to gain momentum in this segment of our business as the market adapts to the strategy the Company initiated during the first half of 2011 to reconfigure the manufacturers that it represents.

Gross profit increased by $0.8 million or 24.2% to $3.8 million for the quarter ended September 30, 2011 versus $3.0 million for the quarter ended June 30, 2011. Gross profit margin increased by approximately 2.6% to 16.2% for the quarter ended September 30, 2011 from 13.6% for the quarter ended June 30, 2011. The improvement in gross profit dollars and gross profit percentage margin resulted from an increase in rental revenue, an increase in equipment distribution revenue and a decline in costs incurred related to non-billable rental equipment repair work.  The decrease in non-billable rental equipment repair work is a result of the higher than normal non-billable repair costs incurred during the quarter ended June 30, 2011 due to cranes related to levee projects coming off-rent.

Total EBITDA excluding approximately $0.7 million for non cash compensation and one-time acquisition related expenses increased by 69.6% to $3.0 million in the third quarter versus $1.7 million in the prior quarter. EBITDA before both rental equipment sales and approximately $0.7 million for non cash compensation and one-time acquisition related expenses increased by $1.2 million or 82.0% to $2.7 million for the quarter ended September 30, 2011 as compared to $1.5 million as measured on the same basis for the quarter ended June 30, 2011.

Outlook for Q4 2011

Mr. Schad continued, “While our monthly crawler crane bookings continue to point to modest utilization improvement, for the orders that we received since the beginning of the third quarter 2011, 42.0% have been for the power and petrochemical sector, which is more consistent with historical levels and a significant improvement from what we have experienced in the last couple of years.  We are cautiously optimistic that this trend will continue as we are experiencing strong quoting activity, relating to construction jobs that have already been awarded to contractors. The vast majority of these projects are scheduled to begin in 2012. Based on the mix of our third quarter bookings, we anticipate a gradual improvement in earnings through the first half of 2012.”

“By the end of the fourth quarter of 2011, we will have taken delivery on the bulk of the approximately $28 million of new equipment that we have ordered.  This equipment is specifically focused on increasing our rental capacity in the asset classes where we have experienced the highest utilization of our rental fleet, specifically rough terrain cranes and boom trucks. We believe that as these assets are deployed, they will be a near-term catalyst for growing our revenue stream. With our IT platform now in place at Coast we are beginning to have access to the necessary data to make decisions which will enable us to not only maximize asset mix and utilization but also better manage the parts and service and equipment distribution segments of the business and capture efficiencies throughout the entire Company”

“We are experiencing an increase in inquiries about purchasing used rental equipment, particularly for crawler cranes. As we have said previously, we believe that we have as much as $25 million of crawler crane and attachments in our fleet that have been underutilized even at the highest historic utilization levels. As such, we have rededicated resources to capitalize on this interest. Through the end of the third quarter of 2011, we had sold less than $0.1 million of crawler cranes and attachments, but expect to realize at least $2.0 million from used crawler crane sales in the fourth quarter.  To date in the fourth quarter we have sold three crawler cranes from our rental fleet, have signed contracts on another two and are currently in negotiations for the sale of several others. All of these sales have occurred at a premium to appraised value. “

Mr. Schad concluded, “We recently received the results of an appraisal of our crawler crane fleet which indicated no significant change in appraised value.  We believe that the lack of volatility in the value of this portion of our fleet confirms the long term economic value of our assets. As of September 30, 2011, Essex had approximately $52 million of liquidity, consisting of $13 million in cash and amounts available under our revolving credit facilities.  Additionally, we have over $4 million of crawler crane assets in excess of our borrowing base assets. The amount of liquidity for the consolidated entity decreased approximately $4 million since June 30, 2011, primarily due to the portion of cash used for the purchase of approximately $10 million of rental equipment during the third quarter of 2011.”

Conference Call

Essex’s management team will conduct a conference call to discuss the operating results at 9:00 a.m. ET on Wednesday, November 9, 2011.  Interested parties may participate in the call by dialing 1 (877) 423-9820 (Domestic) and (201) 493-6749 (International).  Please call in 10 minutes before the call is scheduled to begin, and ask for the Essex Rental Corp. call.

The conference call will be webcast live via the Investor Relations section ("Events and Presentations") of the Essex Rental Corp. website at www.essexrentalcorp.com.  To listen to the live call, please go to the website at least 15 minutes early to register, download and install any necessary audio software.  If you are unable to listen live, the conference call will be archived on the website.

About Essex Rental Corp.

Essex, through its subsidiaries, Essex Crane Rental Corp. and Coast Crane Company, is one of North America's largest providers of rental and distribution for mobile cranes (including lattice-boom crawler cranes, truck cranes and rough terrain cranes), self-erecting cranes, stationary tower cranes, elevators and hoists, and other lifting equipment used in a wide array of construction projects. In addition, the Company provides product support including installation, maintenance, repair, and parts and services for equipment provided and other equipment used by its construction industry customers. With a fleet of over 1,000 cranes and other construction equipment and unparalleled customer service and support, Essex supplies a wide variety of innovative lifting solutions for construction projects related to power generation, petro-chemical, refineries, water treatment and purification, bridges, highways, hospitals, shipbuilding, offshore oil fabrication and industrial plants, and commercial and residential construction.

Some of the statements in this press release and other written and oral statements made from time to time by Essex and its representatives are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include statements regarding the intent and belief or current expectations of Essex and its management team and may be identified by the use of words like "anticipate", "believe", "estimate", "expect", "intend", "may", "plan", "will", "should", "seek", the negative of these terms or other comparable terminology. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements. Important factors that could cause actual results to differ materially from Essex's expectations include, without limitation, the continued ability of Essex to successfully execute its business plan, the possibility of a change in demand for the products and services that Essex provides, intense competition which may require us to lower prices or offer more favorable terms of sale, our reliance on third party suppliers, our indebtedness which could limit our operational and financial flexibility, global economic factors including interest rates, general economic conditions, geopolitical events and regulatory changes, our dependence on our management team and key personnel, as well as other relevant risks detailed in our Annual Report on Form 10-K/A and other periodic reports filed with the Securities and Exchange Commission and available on our website, www.essexcrane.com. The factors listed here are not exhaustive. Many of these uncertainties and risks are difficult to predict and beyond management's control. Forward-looking statements are not guarantees of future performance, results or events. Essex assumes no obligation to update or supplement forward-looking information in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results or financial conditions, or otherwise.

This press release includes references to EBITDA before rental equipment sales, an unaudited financial measure of performance which is not calculated in accordance with generally accepted accounting principles, or GAAP.  While management believes that the presentation of EBITDA before rental equipment sales serves to enhance understanding of Essex's operating performance, EBITDA before rental equipment sales should be considered in addition to, but not as substitutes for, or more meaningful than, income from operations, the most directly comparable GAAP measures, as an indicator of Essex's operating performance.  EBITDA before rental equipment sales has been presented as a supplemental disclosure because EBITDA is a widely used measure of performance and basis for valuation.  A reconciliation of EBITDA before rental equipment sales to income from operations is included in the financial tables accompanying this release.

CONTACT:
Essex Rental Corp.
Martin Kroll
Chief Financial Officer
(847) 215-6502 / mkroll@essexcrane.com
OR
Kory Glen
Director of Finance
(847) 215-6522 / kglen@essexcrane.com

Essex Rental Corp. and Subsidiaries
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
REVENUES	2011	2010	2011	2010
Equipment rentals	$10,706,249	$6,338,337	$31,259,097	$16,907,405
Retail equipment sales	4,774,162	-	12,063,817	-
Used rental equipment sales	1,050,861	145,541	3,241,636	2,938,460
Retail parts sales	2,279,564	-	7,742,753	-
Transportation	1,257,477	1,141,416	4,018,380	3,149,583
Equipment repairs and maintenance	3,215,460	1,126,180	8,789,765	3,109,481

TOTAL REVENUES	23,283,773	8,751,474	67,115,448	26,104,929

COST OF REVENUES
Salaries, payroll taxes and benefits	2,652,646	1,412,093	7,486,173	4,062,009
Depreciation	5,118,570	2,936,350	15,137,303	8,690,475
Retail equipment sales	3,961,818	-	10,086,211	-
Used rental equipment sales	806,320	151,817	2,697,658	2,349,981
Retail parts sales	1,299,113	-	5,666,453	-
Transportation	1,202,745	1,027,019	3,856,314	2,822,961
Equipment repairs and maintenance	3,676,144	1,398,008	9,940,764	3,358,288
Yard operating expenses	789,765	346,716	1,899,620	996,192

TOTAL COST OF REVENUES	19,507,121	7,272,003	56,770,496	22,279,906

GROSS PROFIT	3,776,652	1,479,471	10,344,952	3,825,023

Selling, general and administrative expenses	6,614,747	2,722,759	21,153,942	7,851,186
Other depreciation and amortization	522,926	216,424	1,524,335	628,490

LOSS FROM OPERATIONS	(3,361,021)	(1,459,712)	(12,333,325)	(4,654,653)

OTHER INCOME (EXPENSES)
Other income	39,685	6,521	314,408	9,572
Interest expense	(2,818,680)	(1,731,352)	(8,539,910)	(5,009,259)
Foreign currency exchange gains	(9,628)	-	(9,558)	-
TOTAL OTHER INCOME (EXPENSES)	(2,788,623)	(1,724,831)	(8,235,060)	(4,999,687)

LOSS BEFORE INCOME TAXES	(6,149,644)	(3,184,543)	(20,568,385)	(9,654,340)

PROVISION (BENEFIT) FOR INCOME TAXES	(2,496,110)	(979,350)	(7,726,567)	(3,232,883)

NET LOSS	$(3,653,534)	$(2,205,193)	$(12,841,818)	$(6,421,457)

Weighted average shares outstanding:
Basic	24,428,092	17,157,178	23,620,583	15,284,169
Diluted	24,428,092	17,157,178	23,620,583	15,284,169

Loss per share:
Basic	$(0.15)	$(0.13)	$(0.54)	$(0.42)
Diluted	$(0.15)	$(0.13)	$(0.54)	$(0.42)

Essex Rental Corp. & Subsidiaries
Segment Revenues and Gross Profit
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Segment revenues
Equipment rentals	$14,414,065	$8,751,474	$42,268,468	$26,104,929
Equipment distribution	4,774,162	-	12,063,817	-
Parts and service	4,095,546	-	12,783,163	-
Total revenues	$23,283,773	$8,751,474	$67,115,448	$26,104,929

Segment gross profit
Equipment rentals	$2,396,953	$1,479,471	$6,297,668	$3,825,023
Equipment distribution	636,249	-	1,423,832	-
Parts and service	743,450	-	2,623,452	-
Total gross profit	$3,776,652	$1,479,471	$10,344,952	$3,825,023

	Three Months Ended September 30,	Three Months Ended June 30,
	2011	2011
Segment revenues
Equipment rentals	$14,414,065	$14,606,977
Equipment distribution	4,774,162	3,591,291
Parts and service	4,095,546	4,146,237
Total revenues	$23,283,773	$22,344,505

Segment gross profit
Equipment rentals	$2,396,953	$1,873,476
Equipment distribution	636,249	378,331
Parts and service	743,450	788,516
Total gross profit	$3,776,652	$3,040,323

Essex Rental Corp & Subsidiaries
Reconciliation of Loss from Operations
to Total EBITDA and EBITDA before Rental Equipment Sales
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010

Loss from Operations	$(3,361,021)	$(1,459,712)	$(12,333,325)	$(4,654,653)
Add: Depreciation	5,118,570	2,936,350	15,137,303	8,690,475
Add: Other depreciation and amortization	522,926	216,424	1,524,335	628,490
Total EBITDA	2,280,475	1,693,062	4,328,313	4,664,312
Minus: Used rental equipment sales	(1,050,861)	(145,541)	(3,241,636)	(2,938,460)
Add: Costs of used rental equipment sales	806,320	151,817	2,697,658	2,349,981
EBITDA before rental equipment sales	$2,035,934	$1,699,338	$3,784,335	$4,075,833

	Three Months Ended September 30,	Three Months Ended June 30,
	2011	2011

Loss from Operations	$(3,361,021)	$(4,613,227)
Add: Depreciation	5,118,570	5,039,234
Add: Other depreciation and amortization	522,926	492,445
Total EBITDA	2,280,475	918,452
Minus: Used rental equipment sales	(1,050,861)	(1,747,249)
Add: Costs of used rental equipment sales	806,320	1,493,494
EBITDA before rental equipment sales	$2,035,934	$664,697

Essex Rental Corp. and Subsidiaries
Consolidated Balance Sheets

	September 30,	December 31,
	2011	2010
ASSETS	(Unaudited)

CURRENT ASSETS
Cash and cash equivalents	$13,243,039	$3,474,314
Accounts receivable, net of allowances for doubtful accounts and
credit memos of $2,822,000 and $2,200,000, respectively	13,880,025	12,801,772
Other receivables	2,821,383	4,223,435
Deferred tax assets	3,022,353	2,402,709
Inventory
Retail equipment inventory	3,011,855	5,386,074
Retail spare parts, net	1,342,396	1,882,003
Prepaid expenses and other assets	1,284,398	3,069,976
TOTAL CURRENT ASSETS	38,605,449	33,240,283

Rental equipment, net	327,177,196	330,378,792
Property and equipment, net	8,334,881	8,727,456
Spare parts inventory, net	3,547,360	3,540,360
Identifiable finite lived intangibles, net	2,219,770	3,143,063
Goodwill	1,796,126	1,796,126
Loan acquisition costs, net	1,774,441	2,220,878

TOTAL ASSETS	$383,455,223	$383,046,958

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$10,076,741	$2,810,672
Accrued employee compensation and benefits	1,977,025	1,482,747
Accrued taxes	4,298,196	4,504,765
Accrued interest	1,190,995	436,947
Accrued other expenses	557,590	1,836,246
Unearned rental revenue	1,444,190	1,272,847
Customer deposits	135,255	2,320,007
Short-term debt obligations	673,403	783,243
Current portion of revolving credit facility	1,841,889	-
Interest rate swaps	676,773	-
Current portion of capital lease obligation	7,076	6,718
TOTAL CURRENT LIABILITIES	22,879,133	15,454,192

LONG-TERM LIABILITIES
Revolving credit facilities	209,363,675	214,959,971
Promissory notes	5,010,708	4,938,611
Other long-term debt obligations	2,020,209	2,982,920
Deferred tax liabilities	54,066,499	61,124,038
Interest rate swaps	2,676,200	5,266,586
Capital lease obligation	4,997	10,349
TOTAL LONG-TERM LIABILITIES	273,142,288	289,282,475

TOTAL LIABILITIES	296,021,421	304,736,667

STOCKHOLDERS' EQUITY
Preferred stock, $.0001 par value, Authorized 1,000,000 shares, none issued	-	-
Common stock, $.0001 par value, Authorized 40,000,000 shares;
issued and outstanding 24,428,092 shares at September 30, 2011
and 20,472,489 shares at December 31, 2010	2,443	2,047
Paid in capital	122,328,660	101,052,367
Accumulated deficit	(33,272,901)	(20,431,083)
Accumulated other comprehensive loss, net of tax	(1,624,400)	(2,313,040)
TOTAL STOCKHOLDERS' EQUITY	87,433,802	78,310,291

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$383,455,223	$383,046,958